Exhibit 99.1

For more information, please contact:

AmTrust Financial Services, Inc.
Hilly Gross Vice President, Investor Relations 212-220-7120 x 7013 hgross@amtrustgroup.com	Ronald E. Pipoly, Jr. Chief Financial Officer 216-328-6116 rpipoly@amtrustgroup.com

For immediate release
December 10, 2007

AmTrust Financial Services, Inc. Announces Agreement to Acquire
Unitrin Business Insurance

(New York) - AmTrust Financial Services, Inc. (NASDAQ: AFSI) announced today that it had entered into an agreement to acquire the Unitrin Business Insurance unit (“UBI”) of Unitrin, Inc. UBI conducts business in 30 states with a geographic emphasis in the South, Northwest and Midwest, and had total premium revenues of approximately $165 million in 2006. UBI writes commercial package coverages primarily for small businesses. Consummation of the transaction is subject to regulatory approval.

Barry Zyskind, president and CEO of AmTrust, stated, “This acquisition offers us the opportunity to obtain and develop a book of business that fits our focus on small businesses and to complement and expand the products we offer to our existing small workers’ compensation and property and casualty customers.”

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About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational specialty property and casualty holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.
AFSI-F

Forward Looking Statement

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.
AFSI-F

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